Exhibit 99.1

Calgon Carbon and Starboard Value Reach Agreement on Board Seats

Company Adds Two New Independent Directors to Slate; Independent Director Robert Cruickshank to Retire

Starboard Agrees to Support All Director Nominees at 2013 Annual Meeting

Company Agrees to Amend Shareholder Rights Agreement to Raise Beneficial Ownership Trigger to 15%

PITTSBURGH--(BUSINESS WIRE)--March 12, 2013--Calgon Carbon Corporation (NYSE: CCC) today announced it has reached an agreement with Starboard Value LP (Starboard) and its affiliates regarding the composition of the Board of Directors. Starboard beneficially owns approximately 9.2% of the outstanding shares of Calgon Carbon’s common stock.

Under the terms of the agreement, Calgon Carbon will nominate two new independent directors to the 2013 slate of nominees. Louis S. Massimo, former Executive Vice President and Chief Operating Officer of Arch Chemicals, Inc., and Donald C. Templin, Senior Vice President and Chief Financial Officer of Marathon Petroleum Corporation. Neither is employed by or affiliated with the Company or with Starboard.

The nominations will be included in the Company’s 2013 proxy statement and submitted for stockholder approval at the Company's 2013 Annual Meeting, which has been set for May 1, 2013.

The Company also agreed to amend its shareholder rights agreement to raise the beneficial ownership trigger from 10% to 15%.

The Company also said that long-time Director Robert W. Cruickshank will be retiring at the end of his term and not standing for re-election.

Starboard has agreed to vote all of its shares in favor of each of the Board's nominees at the 2013 Annual Meeting. A total of four director nominees will stand for election at the Meeting, including the two new candidates. If all nominees are elected, the Calgon Carbon Board will be expanded by one seat, to nine directors.

Randy Dearth, Calgon Carbon’s president and chief executive officer, said, “We are pleased to have reached a constructive agreement with Starboard resulting in two excellent new candidates as director nominees. Both individuals will further strengthen our Board with their considerable operational and financial experience and will contribute to our transformation initiatives as we become a leaner, higher-performance enterprise.

“I would also like to express great appreciation to Bob Cruickshank for his wise counsel and invaluable insights as a member of our Board since the Company’s inception. We thank him for his many years of dedicated service.”

Jeff Smith, CEO of Starboard, commented, “The new Board candidates are the outcome of productive conversations with the management and Board of Calgon Carbon. We believe they will make substantial contributions to the Company while serving the best interests of all of its stockholders. We look forward to enhanced value for the benefit of all stockholders.”

The complete agreement between Calgon Carbon and Starboard will be included as an exhibit to the Company's Current Report on Form 8-K which will be filed with the Securities and Exchange Commission (“SEC”). Further details regarding the 2013 Annual Meeting will be included in the Company's definitive proxy materials, which will be filed with the SEC.

The Calgon Carbon Annual Meeting will be held on May 1, 2013, at 1:00 p.m., Eastern Time, at the principal executive office of the Company located at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, 15205.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6775
Vice President – Investor Relations and Communications
ggerono@calgoncarbon-us.com